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                                                                    Exhibit 23.1

The Board of Directors
American Software, Inc.:

   We consent to incorporation by reference in the registration statements (Nos. 333-67533 and 333-86141 on Form S-8 and No. 33-79640 on Form S-3) of
American Software, Inc. of our reports dated June 16, 2000 relating to the consolidated balance sheets of American Software, Inc. and subsidiaries as of April 30, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 30, 2000 and related schedule, which reports appear in the April 30, 2000 annual report on Form 10-K of American Software, Inc.

                                        /s/ KPMG LLP

Atlanta, Georgia
July 25, 2000